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                                                                   EXHIBIT 10.19

                            MASTER PURCHASE AGREEMENT

        This MASTER PURCHASE AGREEMENT (the "Agreement"), effective as of December 22, 2000 is by and between ZHONE TECHNOLOGIES, INC., a corporation formed under the laws of the State of Delaware ("Seller"), and CIT VENTURE LEASING FUND, LLC, a limited liability company formed under the laws of the State of Delaware ("Purchaser").

                              W I T N E S S E T H:

        WHEREAS, Seller desires to sell or cause the sale to Purchaser, and Purchaser desires to purchase from Seller, certain assets and interests, from time to time, pursuant to the terms of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other valuable consideration, and subject to the terms and conditions herein, Seller and Purchaser agree as follows:

    1.  DEFINITIONS

        The parties agree that the following terms used in this Agreement shall have the following meanings:

        "Acquisition Fee" means, with respect to a Closing, the acquisition fee to be paid by Purchaser for the assets described in the Schedule of Assets to be sold at a Closing, as referred to in Section 3 hereof.

        "Agreement" means this Master Purchase Agreement, as amended and in effect from time to time.

        "Applicable Law" means any law, rule, regulation, order, judgment or decree issued or promulgated by any Governmental Authority.

        "Assets" means all of the following assets:

        (a) all of Seller's title to, interest in and rights under the Equipment;

        (b) all of Seller's title to, interest in and rights under the Lease;

        (c) all of Seller's title to, interest in and rights under the Lease Documents;

        "Assignment" means an instrument in the form attached hereto as Exhibit C or other form acceptable to Purchaser in its sole discretion reasonably exercised.

        "Bankruptcy Event" means (i) when a Person (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to

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the appointment of a Custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, (e) is the debtor in an involuntary case which is not dismissed within sixty (60) days of the commencement thereof, or (f) the taking of corporate, company or partnership action by a Person in furtherance of any of the foregoing; or (ii) when a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (x) provides for relief against a Person in an involuntary case, (y) appoints a Custodian of a Person for all or substantially all of its property, or (z) orders the liquidation of a Person.

        "Bankruptcy Law" means Title 11, United States Code or any similar federal or state law for the relief of debtors.

        "Bill of Sale" means an instrument in the form attached hereto as Exhibit B or other form acceptable to Purchaser in its sole discretion, reasonably exercised.

        "Borrower" means with respect to a Closing, the borrower under the Loan, if any, described in the Schedule of Assets relating to such Closing

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City, New York under the laws of the State of New York.

        "Buy Rate" means the interest rate per annum expressed as the amount of basis points plus the stated Treasury Note Yield in determining the Purchase Price and in accordance with the Tiers of the Lease customers as set forth in
Section 3.1.

        "Certificate of Delivery and Acceptance" means the certificate of delivery and acceptance executed by a lessee at the commencement of a Lease with respect to the Equipment which is subject to a Lease indicating that such Equipment has been accepted by the lessee, and affirming that such Lease is in full force and effect.

        "Claim" has the meaning set forth in Section 10.1 hereof.

        "Closing" means a closing at which Seller and Purchaser transfer and deliver all documents and instruments necessary to consummate the purchase and sale of the Assets described in each Schedule of Assets executed and delivered by the parties during the previous month.

        "Closing Date" means the date on which the parties hereto shall close the purchase and sale of the Assets set forth on each Schedule of Assets executed and delivered pursuant hereto, which date shall be set forth on each such Schedule of Assets.

        "Commitment Letter" means a letter issued by Seller to a lessee which is a binding commitment for Seller to enter into one or more Leases.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

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        "Default" shall mean any event which, but for the giving of notice, or the passage of time, or both, would constitute an event of default.

        "Effective Date" means the effective date as set forth in the preamble to this Agreement.

        "Equipment" means, with respect to a Closing, the equipment described in the Schedule of Assets relating to such Closing.

        "Equipment Cost" means the original cost of the Equipment, including any delivery and installation costs, broker fees, and any sales taxes and other similar "soft" costs.

        "Excluded Assets" means (a) ordinary building materials incorporated into an improvement on land; and (b) rights under real property mortgages or deeds of trust; and (c) assets which may be deemed to be real property fixtures in which a security interest must be perfected by recordation of documents in the real estate records.

        "Fair Market Value" means, in connection with the price of the warrants:

                (i) the closing price per share of the issuer's common stock on the principal national securities exchange on which the common stock is listed or admitted to trading or,

                (ii) if not listed or traded on any such exchange, the last reported sales price per share on the Nasdaq National Market or the Nasdaq Small-Cap Market (collectively, "Nasdaq") or,

                (iii) if not listed or traded on any such exchange or Nasdaq, the average of the bid and asked price per share as reported in the "pink sheets" published by the National Quotation Bureau, Inc. (the "pink sheets") or,

                (iv) as to Seller's Warrants, if the above referenced quotations are not available, the market value per share of the seller's common stock on the applicable date as determined in good faith by the Board of Directors of the Seller; or

                (v) as to any particular Lessee's Warrants, if the above referenced quotations are not available, the market value per share of such Lessee's common stock as determined by the Review Committee, and, if necessary, by arbitration, as referenced in another context in Section 3.2.4

        "GAAP" means United States Generally Accepted Accounting Principals consistently applied.

        "Governmental Authority" means any federal, state or local governmental body, including any court, administrative board, general commission or arbitrator or otherwise.

        "Guarantor" means any guarantor providing a guaranty of the obligations of Borrower or lessee, as applicable.

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        "Investment Balance" means the sum of:

                (i) any amounts due and owing under the applicable lease(s), plus

                (ii) the present value of the remaining unpaid lease payments discounted at the implicit rate in the applicable Lease.

        "Lease" means, with respect to a Closing, the lease described in the Schedule of Assets relating to such Closing, including, to the extent applicable, a certified copy (only) of the master equipment lease, if any, an original of the applicable Rental Schedule (but not other rental schedules), if any, but in any event all documents and instruments of similar tenor which constitute chattel paper under the applicable Uniform Commercial Code, and any modifications and amendments to the foregoing.

        "Lease Documents" means, as applicable and to the extent they exist, originals or certified photostatic copies of the Commitment Letter, Lease, Certificate of Delivery and Acceptance, Warrants, guaranty, financing statements, opinion(s) of counsel, corporate or other diligence documents, certificates of title, insurance certificates or letter of self-insurance, vendor documents, compliance certificates, landlord's estoppel certificates, together with any and all modifications and amendments to the foregoing.

        "Lessee" means, with respect to a Closing, the lessee under the Lease described in the Schedule of Assets relating to such Closing.

        "Lien" means any mortgage, deed of trust, pledge, hypothetication, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature of a grant of a security interest or lien).

        "Lease Rate" means the rate imputed on all noncancelable rents inclusive of the lesser of (a) any purchase put amount, or (b) the present value of the noncancelable rents during any renewal put to the lessee.

        "Loss" means Purchaser's Investment Balance in a lease, which has past due payments of 90 or more days, including the actual costs of collection thereof, provided Purchaser has taken affirmative steps in declaring a default under the applicable Lease in accordance with its terms.

        "Material Adverse Effect" shall mean an effect on the specified Person which could materially and adversely affect the business, assets or condition, financial or otherwise, or the results of operations, of the specified Person or any subsidiary (on any individual basis) or the Person and its subsidiaries (on a consolidated basis), or the ability of the specified Person to meet its obligations under the Lease Documents, or Seller Documents (or similar instruments), as applicable, or the validity or enforceability of any of the foregoing.

        "Notice of Assignment" means the notice of assignment executed by Seller, as lessor, and Purchaser, in connection with the assignment of the applicable Lease, in the form

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attached hereto as Exhibit E or in a form otherwise acceptable to Purchaser in its sole discretion, reasonably exercised.

        "Permitted Liens" means liens as expressly contemplated by the Lease Documents.

        "Person" means an individual person, corporation, company, association, partnership, joint venture, trust, business trust, trustee, organization, business, or government or any governmental agency or political subdivision thereof.

        "Portfolio" means the aggregate Leases under the Program.

        "Program" means the within described relationship between the Seller and Purchaser and the respective rights, duties, and obligations of the parties as described herein.

        "Purchase Price" means the present value of the payment stream of a Lease or Leases discounted in accordance with the Buy Rates set forth in Section 3.1, minus, in each case, the appropriate Reserve Pool amount. Any amount of security deposits, prepaid rent, commitment fees, or origination fees, or other similar amounts and fees shall be remitted by Seller to Purchaser and added to the Purchase Price.

        "Purchase Price Basis" means the present value of the payment stream of a Lease or Leases discounted in accordance with the Buy Rates set forth in
Section 3.1.

        "Purchaser" has the meaning set forth in the preamble hereof.

        "Rental Schedule" means that rental schedule, if any, executed by a Lessee pursuant to a master lease, if any, all as further described on the Schedule of Assets relating to a Closing.

        "Registration Rights Agreement" means a registration rights agreement or other similar agreement, if any, which grants to the holder of securities issued upon exercise of Warrants certain rights in respect of the registration of such securities and other rights commonly granted to a warrant holder.

        "Review Committee" has the meaning set forth in Section 3.2.4."Schedule of Assets" means the schedule, in substantially the form of Exhibit A attached hereto, which sets forth a description of the assets to be sold at a particular Closing, the Purchase Price for such assets, the description of the Lease, as applicable, the Closing Date and any other pertinent information.

        "Seller" has the meaning set forth in the preamble hereof.

        "Seller Documents" means this Agreement, the Assignment, the Bill of Sale, the Notice of Assignment, financing statements, if applicable, and any other document, instrument or agreement attached to any of the foregoing.

        "Tier" means the credit ranking determined solely by Purchaser to prospective lessees in accordance with the guidelines set forth on Exhibit F hereto.

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        "Warrants" means warrants to purchase securities of a lessee or Seller, as applicable, which have been issued in conjunction with a Lease or as a condition of this Agreement, all as further described in Section 3 herein or on the Schedule of Assets relating to a Closing and any and all rights of Seller associated with such Warrants or underlying securities, including any such rights evidenced by a Registration Rights Agreement, if any.

        2.      CREDIT EVALUATION; PROCEDURES; SUSPENSION; TERMINATION;
REPORTING.

        2.1     Commitments

        Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer and deliver to Purchaser from time to time, and Purchaser hereby agrees to purchase, acquire and take assignment and delivery from Seller, various Assets originated by Seller after the Effective Date or otherwise as agreed to by the parties. Except as provided herein, Seller shall have no obligation to sell Assets to Purchaser, and Purchaser shall have no obligation to purchase Assets from Purchaser; however, Seller shall submit to Purchaser, for Purchaser's evaluation as set forth below, all financing opportunities for prospective transactions ranging from $100,000 to $20,000,000 as structured as full payout leases.

        2.2     Procedure

                2.2.1 Procedure for Determining Whether Purchaser is to Acquire Lease. The procedure for determining whether Seller is to sell an Asset to Purchaser, and Purchaser is to acquire such asset, is as follows:

                        (a) Seller shall submit to Purchaser credit applications/packages from prospective Lessees, and Purchaser shall have seven Business Days to evaluate such credit submission and either approve or reject the prospective transaction. Such approval or rejection shall be communicated by Purchaser to Seller by the end of the seven Business Day evaluation period. The decision to decline or purchase the prospective Lease shall be within the sole discretion of Purchaser.

                        (b) If Purchaser declines the credit submission, Seller shall have no obligation to sell applicable Lease to Purchaser.

                        (c) If Purchaser approves the prospective Lessee, Purchaser shall deliver via fax to Seller a specification as to the particular Tier ranking of the Lessee, along with the Buy Rate, Purchase Price and Reserve amount required for the particular transaction in accordance with Sections 3.1 and 3.2.2. Thereupon, Seller shall issue a term sheet to the prospective Lessee, on Seller's letterhead, that shall be drafted by Purchaser and will expressly state that Seller intends to assign all of its rights as Lessor to Purchaser. The term sheet shall state further that the credit approval, if granted to the prospective lessee, shall be available for ninety (90) days, subject to cancellation upon a material adverse change in the credit profile, management, or ownership of the prospective Lessee. Upon Seller's receipt of the acknowledged and agreed upon term sheet from the

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prospective Lessee, Seller shall commence to close and fund the transaction using Purchaser's Lease Documents. Seller agrees that it will not materially revise any Lease Document in any manner, and further, any request for a revision in the Lease Documents by a prospective Lessee shall be immediately communicated by Seller to Purchaser for consent thereto.

                2.2.2 Documents to be Transferred for Lease Purchased by Purchaser. As to each Lease purchased by Purchaser pursuant to this Agreement, Seller shall deliver to Purchaser the following documents:

                (a)     a Schedule of Assets (in the form set forth on Exhibit
A) setting forth a description of the Assets to be sold to Purchaser and the amount of the Purchase Price and the Reserve Pool Amount, calculated in accordance with Section 3 hereof,

                (b) an original or certified copy, as applicable, of each Lease Document relevant to the proposed transaction,

                (c) an original of each Seller Document relevant to the proposed transaction.

                (d)     a Bill of Sale (in the form set forth on Exhibit B); and

                (e) an Assignment and Assumption Agreement (in the form set forth on Exhibit C).

        2.3     Suspension and Termination

        This Agreement shall continue until the later of December 31, 2005 or such date which shall be set forth in a written notice given by one party to the other indicating the noticing party's desire to cease consideration of funding additional Leases under this Agreement ("Suspension"), which date shall not be earlier than sixty (60) days after the date of such notice, and which decision to so suspend may be made by either party in its sole discretion, or that date on which the Parties shall mutually agree. Notwithstanding the foregoing, either party, in its sole discretion, may cease consideration of funding additional Leases under this Agreement immediately upon written notice to the other party in the event of: (i) a Bankruptcy Event involving the non-suspending party, or
(ii) fraud by Seller as to any material matter, or (iii) a breach, in any material respect, of any representation, warranty, covenant or agreement contained herein by Seller. Upon the Suspension of this Agreement, Seller shall have no obligation to submit credit applications, master equipment lease agreements, leases, or schedules to Purchaser. Notwithstanding a Suspension of this Agreement, the parties shall retain all obligations that exist under this Agreement for Purchaser to purchase, and Seller to sell, any lease schedules that Purchaser had agreed, prior to the Suspension of this Agreement, to purchase. This Agreement shall terminate at such time as the final Lease funded pursuant to this Agreement has terminated and all Reserve Funds distributed as set forth in 3.2.5.

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3.   PURCHASE PRICE; RESERVE POOL AMOUNT FOR LOSSES; WARRANTS

        3.1.    Purchase Price, etc.

        At a Closing, Purchaser shall pay to Seller, or to such Person designated by Seller, the Purchase Price for the applicable Assets. All such amounts shall be paid by wire transfer of immediately available funds in U.S. dollars to an account or accounts specified by Seller. The Buy Rates for the different Tiers are as follows:

TIER    BUY RATE
----    --------

1       350 Basis Points over the yield on Like Term Treasury Note

2       450 Basis Points over the yield on Like Term Treasury Note

3       600 Basis Points over the yield on Like Term Treasury Note

4       700 Basis Points over the yield on Like Term Treasury Note

        Purchaser shall have the right to purchase Leases from Seller at different Buy Rates from time to time based upon prevailing market conditions, volume of Leases purchased under this Agreement, and the man-hours necessary by Purchaser to support the Program.

        3.2     Reserve Loss Pool; Warrants

                3.2.1 Creation, Purpose and Maintenance of Reserve Loss Pool. Purchaser shall create and maintain a reserve loss pool (the "Reserve Pool") in accordance with the funding and accounting terms and conditions described below. The purpose of the Reserve Pool shall be to set aside an appropriate amount of funds to offset potential losses under the Program and prudently manage the risk of defaults under the Leases that shall comprise the Portfolio under the Program. In the event of default under a Lease, Purchaser shall use the funds in the Reserve Pool to recover its Investment Balance in the defaulted Leases. The Reserve Pool shall be maintained and documented on Purchaser's "books" and a report thereof shall be delivered to Seller by Purchaser within ten Business Days following the end of each month. Seller may request, in writing, a copy of a Reserve Pool report on an interim basis, and Purchaser shall deliver such report within ten Business Days after receipt of Seller's written request, provided, however, that Seller shall use reasonable discretion with respect to the number of interim reports requested. Purchaser shall provide reasonable assistance to Seller in the verifying the information contained in the reports, shall maintain records and supporting documentation relating to this Agreement and the transactions funded hereunder and, if requested by Seller, make such information available to Seller for purposes of auditing the reports.

                3.2.2 Funding the Reserve Pool; Losses. The actual funding of the Reserve Pool shall be accomplished by Purchaser's holdback of the requisite Reserve amount from each purchase of a Lease from Seller hereunder. Each Customer shall have a separate

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credit ranking and be designated as a certain Tier by Purchaser. The amount to be reserved initially by Purchaser for each Lease shall be based upon the Tier designation of the Customer and shall equal the applicable percentage of the Purchase Price Basis, as stated below:

TIER    24 MONTH TERM                   36 MONTH TERM              48 MONTH TERM
----    -------------                   -------------              -------------

1       Up to 60 months, zero reserve.

2       15%                                  15%                         20%

3       25%                                  30%                         35%

4       35%                                  40%                         45%

Once the Reserve Pool amount reaches the amount of $10,000,000 (based upon a funded portfolio of $50,000,000), Purchaser shall reduce the percentage required for each new transaction by five percent (5%) less than the reserve amounts stated above (e.g., a Tier 3 Customer with a 24 month lease shall have 20% of the funded Lease set aside in the Reserve Pool). For purposes of this Agreement, Purchaser shall have sustained a Loss upon any Lease payment that becomes 90 days past due, and Purchaser shall have the right to charge such Loss against the Reserve Pool thereupon, provided, however, that Purchaser has defaulted the applicable Lease in accordance with its terms. Purchaser shall use the Reserve Pool to recover its Losses in the following order: first, from funds that were set aside at Closings to fund the Reserve Pool;second, from proceeds obtained as a result of remarketing the Equipment; third, from proceeds from the Zhone Warrants; and fourth, from proceeds from Customer Warrants.

                3.2.3 Warrants as Enhancements to the Reserve Pool; Limitation of Seller's Credit Loss Liability. In addition to the above described amounts to be set aside from funded transactions and maintained in the Reserve Pool, all Warrants shall be held by Purchaser for the purpose of potentially enhancing the Reserve Pool, including Purchaser's warrant to purchase 110,000 shares of Seller's common stock, which shall be delivered to Purchaser by Seller simultaneously with the execution and delivery of this Agreement. The exercise price of such Seller warrant to purchase common stock shall be $9.50 per share. Seller's liability for losses due to defaulted Leases shall be limited to the amount established and maintained in the Reserve Pool. The parties hereto acknowledge that both the Warrants issued by the Customers and the Warrants issued to Purchaser by Seller may not have any value, or may change in value from time to time, due to many factors outside of the control of either party, and therefore such Warrants may not provide an appropriate credit loss mitigant. Accordingly, the Warrants shall be viewed merely as potential enhancements to the Reserve Pool, and not a substitution or replacement for the cash component thereof; provided, however, that upon the establishment of a Fair Market Value ("FMV") of the common stock represented by Warrants, Purchaser will credit the Reserve Pool in an amount equal to fifty percent (50%) of the FMV of the applicable common stock represented by Warrants, less Purchaser's exercise price, so long as such Warrants are completely unrestricted from sale or other disposition) Upon Purchaser's exercise and sale thereof, the proceeds of such sale shall be applied to and included in the

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Reserve Pool.

                3.2.4 Distribution of Excess Reserve Pool Funds. Purchaser shall have the right to make a distribution of funds from the Reserve Pool at any time upon its reasonable determination that the Reserve Pool is sufficiently "funded" to mitigate losses. As a general guideline, but not a binding condition, such reasonable determination will occur when the actual amount reserved exceeds by more than twenty percent (20%) the required Reserve Pool amount stated in Section 3.2.2. (Attached hereto as Exhibit G is an example of the Reserve Pool calculations.) Notwithstanding the foregoing, the parties shall nominate from time to time an equal number of its officers to form a committee (the "Review Committee") to determine (a) whether there exists an excess amount in the Reserve Pool and, if such a determination is affirmatively made then, (b) when and how such excess amount shall be distributed and/or accounted for. In the event that the Review Committee cannot agree upon the foregoing matters, the parties agree to submit such dispute to an arbitrator who is knowledgeable in the areas of equipment leasing and dispute resolution, the results of which shall be binding upon the parties. All costs associated with said arbitration shall be borne equally by the parties.

                3.2.5 Liquidation of Reserve Pool Upon Termination of Program. Upon termination of the Program, the Reserve Pool shall be liquidated as follows:

        (i) Purchaser shall receive proceeds for any Losses incurred not previously compensated;

        (ii) Seller shall receive proceeds up to the aggregate amount set aside in the Portfolio; then

        (iii) Any remaining proceeds shall be distributed to the parties on a "50/50" basis.

4.   CLOSING; REMARKETING

        4.1     Closing In General

        Subject to the satisfaction or written waiver of the conditions set forth in Sections 7 and 8 hereof, Purchaser and Seller shall close the purchase by Purchaser of the Assets as follows: Purchaser shall pay Seller the Purchase Price for the Assets within two (2) Business Days after all conditions to a Closing have been satisfied or waived in writing by Purchaser, however Purchaser shall use its good faith efforts (but shall not be obligated in any way) to pay Purchaser the Purchase Price within one (1) Business Day thereafter. The Purchase Price shall be paid by means of a wire transfer at the direction of Seller.

        4.2     Closing Costs

        Except to the extent expressly set forth herein, each party hereto shall be liable for its own costs and expenses, including attorneys' fees, in connection with this Agreement and the transactions contemplated hereby.

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        4.3     Remarketing

        Pursuant to the Remarketing Agreement attached hereto as Exhibit D, Purchaser hereby appoints Seller as Purchaser's exclusive agent for remarketing all Equipment purchased by Purchaser in connection with the Program described herein.

                4.3.1   Remarketing Proceeds

        None of the proceeds obtained in connection with the remarketing and sale of Equipment from a non-defaulted Lease pursuant to the Remarketing Agreement shall be used in any way for Reserve Pool purposes. In the event of a Lease default, the net proceeds of any remarketing shall be applied to the Reserve Pool in accordance with Section 4 (a) of the Remarketing Agreement.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER

        As of the date of this Agreement and as of each Closing Date, Seller represents and warrants to Purchaser as follows:

        5.1.    Organization

        Seller is a corporation duly formed, validly existing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property and the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect. Seller has full power, authority and legal right to (i) execute and deliver, and to perform and observe the provisions of each of the Seller Documents to which it is a party, (ii) execute and deliver, and to perform and observe the provisions of each of the Lease Documents, as applicable, to which it is a party, (iii) acquire, hold, and lease the Equipment
(iv) acquire, hold and convey the Warrants, if applicable, and (v) carry out the transactions contemplated in the Seller Documents to which it is a party.

        5.2.    Authority

        (a) The execution and delivery of the Seller Documents to which it is a party, and the consummation of each of the transactions contemplated thereby, have been duly and validly authorized by or on behalf of Seller; and such Seller Documents have been, or will be when executed, duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws or general principles of equity affecting the enforcement of creditors' rights generally from time to time in effect.

        (b) The execution and delivery of the Seller Documents to which Seller is a party, compliance with the provisions thereof, and the consummation of the transactions

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therein contemplated have not and will not result in (1) a breach or violation of (i) any Applicable Law applicable to Seller, (ii) any provision of the constituent documents of Seller, (iii) any agreement or instrument to which Seller is a party or by which it is bound, (2) the acceleration of any obligation of Seller, or (3) the creation of any Lien (other than the Lease) upon the Equipment.

        5.3.    Title to Assets

        (a) Immediately prior to the time of a Closing or contemporaneously with the payment of the Purchase Price by Purchaser, Seller will have good and marketable indefeasible title to and shall be the sole owner of the Assets listed on the Schedule of Assets except for Excluded Assets, and there shall have been no other sale, assignment, encumbrance or pledge thereof by Seller, except Permitted Liens, and immediately upon the transfer and assignment contemplated by this Agreement, Purchaser shall have good and marketable indefeasible title to, and will be the sole owner of, the Assets listed on the Schedule of Assets (except for Excluded Assets), subject to Permitted Liens.

        (b) The information set forth in each Schedule of Assets is true, correct and complete in all respects.

        5.4.    Litigation

        There are no actions, suits or proceedings or investigations at law or in equity pending or, to the reasonable knowledge of Seller, threatened, before any Governmental Authority against or affecting Seller or any of its Affiliates which, if decided adversely, could have a Material Adverse Effect on such Person.

        5.5.    Compliance With Law, Etc.

        Seller is not (i) in violation of any term or provision of its charter or bylaws, or (ii) in violation of or default under any term or provision of any security agreement, or other agreement or other instrument or document by which Seller is bound or affected which could reasonably be expected to have a Material Adverse Effect, or (iii) in violation of any judgment, order, writ, injunction, decree or demand of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect, or (iv) in violation of any Applicable Law by which Seller is bound or affected which could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated thereby will not violate or constitute a default under the charter or bylaws or any term or provision of any such security agreement, or other agreement, instrument or document to which any Seller is a party, and none of such agreements, instruments or documents imposes or is made in contemplation of any obligation which is or will be inconsistent with any other obligation imposed upon Seller under this Agreement and the other Seller Documents. No approval by, authorization of, or filing with any Governmental Authority or any third party is necessary in connection with the execution and delivery of this Agreement or any of the other Seller Documents by Seller.

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        5.6.    Leases

        (a) Each of the Lease and the other Lease Documents to be assigned at a Closing has been duly authorized, executed and delivered by Seller, and Lessee has accepted the Equipment under such Lease, and the Lease and the other Lease Documents are and will, at the time of such Closing, be valid, binding and enforceable against the lessee in accordance with their terms and in full force and effect. To the best of Seller's knowledge, the representations and warranties made by the Lessee in the Lease Documents are true and correct in all material respects on and as of the Closing Date as if made thereon (unless such representations and warranties specifically relate to an earlier date); to the best of Seller's knowledge, the lessee has not taken any action which might result in the creation of any Lien on the Equipment, except Permitted Liens; Seller has not breached any of its obligations under any of the Lease Documents; to the best of Seller's knowledge, there has been no material damage or event of loss with respect to the Equipment nor is there any condemnation proceeding pending with respect thereto; no Default exists under the Lease or the other Lease Documents; Lessee executed only one (1) original counterpart of the Lease, except for counterparts marked "Duplicate"; the Lease is not a "consumer lease" as defined in Section 2A-103(1)(e) of the Uniform Commercial Code; and the Lessee under the Lease is responsible for the maintenance of the Equipment and such Lease requires the lessee to assume all risk of loss for such Equipment.

        (b) Seller has delivered to Purchaser two days before the applicable Closing Date, the originals of the applicable Lease and the Lease Documents.

        (c) The Lessee's obligations under the Leases are absolute and unconditional and are not subject to any reductions, abatements, set offs, defenses or counterclaims and, to Seller's knowledge, no such rights have been asserted or threatened with respect to such Leases.

        (d) Seller has complied in all material respects in connection with the transactions contemplated by the Lease Documents and will continue to so comply as of the Closing Date with all Applicable Laws, including, without limitation, usury, equal credit opportunity, truth-in-lending, disclosure, and recording laws.

        (e) The Lessee under the Lease, as applicable, is required to maintain casualty insurance with respect to the Equipment; as of the Closing Date, all policies of insurance required by this Agreement and the Financing Documents have been validly issued and remain in full force and effect; and Seller has caused or will cause to be performed any and all acts required to assign to Purchaser its rights under the insurance policy as they relate to the Lease, and the related Equipment, sold to Purchaser.

        (f) All brokers and other persons having a claim for a commission, fee or like arrangement arising out of any Lease have been fully paid and satisfied, and all such brokers or other Persons are duly licensed and authorized to refer such transactions to Seller.

        (g) As of the Closing Date, the Lessee under the Lease, is not subject to any proceedings under any Bankruptcy Law.

        (h)     The Lease is a United States dollar-denominated obligation.

        (i) The Lease does not require the prior consent of or notification to the lessee or contain any other restriction on the transfer or assignment of such Lease (other than a consent or waiver of any such restriction that has been obtained prior to the Closing Date, and a copy of which has been provided to Purchaser prior to the Closing Date).

        (j)     The Lease is not an obligation of any Governmental Authority.

        (k) Seller has provided to Purchaser a notification of assignment of such Lease to Purchaser, in form sufficient for Purchaser to provide to the lessee.

        5.7.    Financial Statements

        All financial statements of Seller furnished to Purchaser in connection herewith were prepared in accordance with GAAP (except as therein otherwise set forth), and fairly present the financial condition of Seller at the dates thereof and the results of its operations for the periods covered thereby (subject to year-end adjustments in the case of interim financial statements), and Seller does not have any known contingent liabilities of any material amount which are not referred to in such financial statements or in the notes thereto. The assets of Seller are set forth in such statements.

        5.8.    Changes in Condition

        Since the date of the most recently delivered financial statements referred to in Section 5.7 hereof, there has been no material adverse change in the business, assets, or condition, financial or otherwise, or the results of operations, of Seller. Since such date, Seller has not entered into any material transaction outside of the ordinary course of business.

        5.9.    Tax Returns

        Seller has filed all tax returns which are required to be filed, and, if applicable, has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns, to assessments received or as a result of any matters raised by audits or other causes known to Seller. The charges, accruals and reserves on the books of Seller in respect of any taxes or other governmental charges are adequate.

        5.10.   Ability to Carry Out Business

        (a) The assets of Seller do not as of the date hereof and will not, immediately following each Closing and after giving effect to the application of the proceeds of such Closing, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

        (b) Seller does not intend to or believe that it will, incur debts beyond its ability to pay such debts as they mature taking into account the timing of and amounts of cash to be received by Seller and the timing of and amounts of cash to be payable on or in respect of indebtedness of Seller.

        5.11.   No Liability

        Seller has no liabilities or obligations to any Person in connection with its acquisition and holding of Assets other than obligations with respect to the applicable Assets that will be satisfied prior to or simultaneously with payment of the Purchase Price.

        5.12.   Disclosure

        Neither this Agreement nor any Seller Document or any Lease Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        5.13.   Incorporation by Reference

        The representations and warranties of Seller contained in each of the Seller Documents and Lease Documents are true and correct, and such representations and warranties are incorporated in this Agreement as though fully set forth herein.

        5.14.   Disclaimer

        EXCEPT AS SPECIFICALLY SET FORTH HEREIN AND IN THE EXHIBITS HERETO, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF SELLER OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE SELECTION, QUALITY OR CONDITION OF THE ASSETS, THEIR MERCHANTABILITY, THEIR SUITABILITY, THEIR FITNESS FOR A PARTICULAR PURPOSE, THE OPERATION OR PERFORMANCE OF THE ASSETS OR THE MAINTENANCE THEREOF OR PATENT INFRINGEMENT OR THE LIKE. THE EQUIPMENT IS SOLD "AS IS" AND "WHERE
IS" WITH ALL FAULTS. PURCHASER ACKNOWLEDGES THAT IT HAS MADE THE SELECTION OF SAID EQUIPMENT BASED ON ITS OWN JUDGMENT.

6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as of the date of this Agreement and as of each Closing Date as follows:

        6.1.    Organization

        Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware. It has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of this Agreement, and each of the Seller Documents to which it is a party.

        6.2.    Authority

        (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Purchaser; and this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligations of Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar, laws or general principles of equity affecting the enforcement of creditors' rights generally from time to time in effect.

        (b) The execution and delivery of this Agreement, compliance with the provisions hereof, and the consummation of the transactions herein contemplated have not and will not result in a breach or violation of (i) any Applicable Law applicable to Purchaser now in effect, (ii) any provision of the constituent documents of Purchaser, or (iii) any agreement or instrument to which Purchaser is a party or by which it is bound.

        6.3.    Litigation

        There are no actions, suits or proceedings or investigations at law or in equity, pending or, to the reasonable knowledge of Purchaser, threatened before Governmental Authority against or affecting Purchaser which, if decided adversely to Purchaser, would have a Material Adverse Effect on Purchaser.

        6.4.    No Consent

        No approval, consent or withholding of objection is required from any Governmental Authority with respect to the entering into or performance by Purchaser of this Agreement and the transactions contemplated hereby.

        6.5     Available Funds

        Purchaser has funds available for purposes of consummating the transactions contemplated hereby.

        6.6     Resale Certificate.

        Purchaser will timely execute and deliver to Seller valid resale certificates to exempt the purchase by Purchaser of the Leases and the related Equipment from sales taxes in states where any Equipment, or lessee is located.

        6.7     Compliance with Law, Etc.

        Purchaser is not (i) in violation of any term or provision of its charter or bylaws, or (ii) in violation of or in default under any term or provision of any security agreement, or other agreement or other instrument or document by which Purchaser is bound or affected which could reasonably be expected to have a Material Adverse Effect, or (iii) in violation of any judgment, order, writ, injunction, decree or demand of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect, or (iv) in violation of any Applicable Law by which Purchaser is bound or affected which could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and each of the documents to be executed by Purchaser in connection therewith, and the consummation of the transactions contemplated thereby will not violate or constitute a default under the charter or bylaws or any term or provision of any such security agreement, or other agreement, instrument or document to which any Purchaser is a party, and none of such agreements, instruments or documents imposes or is made in contemplation of any obligation which is or will be inconsistent with any other obligation imposed upon Purchaser under this Agreement and the other Purchaser Documents. No approval by, authorization of, or filing with any Governmental Authority or any third party is necessary in connection with the execution and delivery of this Agreement or any of the other Purchaser Documents by Purchaser.

7.      CONDITIONS PRECEDENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT

        7.1 Purchaser's Obligation. The obligation of Purchaser to execute and deliver this Agreement shall be subject to the satisfaction at or prior to the date of such execution of each of the following conditions:

                7.1.1   Representations and Warranties

                The representations and warranties of Seller as to its status contained in this Agreement shall be true and correct on and as of the Effective Date, as if such representations and warranties had been made on and as of the Effective Date.

                7.1.2   Covenants and Agreements

                Seller shall have performed and complied, in all material respects, with all of its obligations under this Agreement that are to be performed or complied with by it on or prior to the Effective Date.

                7.1.3   Authority; Incumbency

                Seller shall have delivered to Purchaser a resolution of its Board of Directors authorizing this Agreement and the transactions contemplated hereby, together with an incumbency certificate regarding incumbency and authority of the officers of Seller in connection with the transactions contemplated hereby.

                7.1.4   Approvals

                All required licenses, approvals, consents and notifications necessary in respect of the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained or made, and executed or certified copies thereof shall have been delivered to Purchaser.

                7.1.5   Proceedings

                No action or proceeding shall have been instituted nor shall any action or proceeding be threatened before any Governmental Authority at the time of the Effective Date to set aside, restrain, enjoin or prevent the execution and delivery of this Agreement or any Closing or the completion and consummation of the transactions contemplated hereby.

        7.2     Seller's Obligation.

        The obligation of Seller to execute and deliver this Agreement shall be subject to the satisfaction at or prior to the date of such execution of each of the following conditions:

                7.2.1   Representations and Warranties

                The representations and warranties of Purchaser as to its status contained in this Agreement shall be true and correct on and as of the Effective Date, as if such representations and warranties had been made on and as of the Effective Date.

                7.2.2   Covenants and Agreements

                Purchaser shall have performed and complied, in all material respects, with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Effective Date.

                7.2.3   Authority; Incumbency

                Purchaser shall have delivered to Seller a resolution of its Board of Managers authorizing this Agreement and the transactions contemplated hereby, together with an incumbency certificate regarding the incumbency and authority of the officers of Purchaser in connection with the transactions contemplated hereby and by each Closing.

                7.2.4   Approvals

                All required licenses, approvals, consents and notifications necessary in respect of the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained or made, and executed or certified copies thereof shall have been delivered to Seller.

                7.2.5   Proceedings

                No action or proceeding shall have been instituted nor shall any action or proceeding be threatened before any Governmental Authority at the time of the Effective Date to set aside, restrain, enjoin or prevent the execution and delivery of this Agreement or any Closing or the completion and consummation of the transactions contemplated hereby.

                7.2.6   Delivery of Financing Statement

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

                Seller shall execute and deliver to Purchaser a financing statement granting to Purchaser a security interest in the Assets to be sold and assigned to Purchaser from time to time in connection with this Agreement.

8.      CONDITIONS PRECEDENT TO OBLIGATIONS FOR EACH CLOSING

        8.1     Purchaser's Obligation.

        The obligation of Purchaser to consummate a Closing hereunder shall be subject to the satisfaction at or prior to such Closing of each of the following conditions:

                8.1.1   Representations and Warranties

                The representations and warranties of Seller contained in this Agreement and of Seller contained in each of the Seller Documents and Financing Documents to which it is a party delivered in respect of a Closing, if applicable, shall be true and correct in all material respects on and as of the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be correct on and as of such earlier date).

                8.1.2   Covenants and Agreements

                Seller shall have performed and complied, in all material respects, with all of its obligations under this Agreement and each of the Seller Documents to which it is a party that are to be performed or complied with by it on or prior to the Closing Date.

                8.1.3   Documents

                Seller shall have delivered or caused to be delivered to Purchaser the Commitment Letter and each of the documents and instruments set forth and described in Section 2.2 hereof, duly executed by Seller, and if applicable, the Lessee.

                8.1.4   Filings

                Seller shall have delivered to Purchaser, in a form suitable for filing or recordation as applicable, any Seller Documents or Lease Documents to the extent filing or recording thereof shall be required. All financing statements on Form UCC-1 naming a Lessee as debtor and Seller as secured party shall have named Purchaser as assignee on the face thereof.

                8.1.5   Authority; Incumbency

                At the request of Purchaser, Seller shall have delivered to Purchaser a resolution of its Board of Directors authorizing the transactions contemplated hereby, together with an incumbency certificate regarding incumbency and authority of the officers of Seller in connection with the transactions contemplated hereby. Separate resolutions and incumbency certificates shall not be required for Closings that occur after the execution of this Agreement.

                8.1.6   Approvals

                All required licenses, approvals, consents and notifications necessary in respect of the execution and delivery of the Seller Documents and the transactions contemplated hereby shall have been obtained or made, and executed or certified copies thereof shall have been delivered to Purchaser.

                8.1.7 Proceedings No action or proceeding shall have been instituted nor shall any action or proceeding be threatened before any Governmental Authority at the time of the Closing Date to set aside, restrain, enjoin or prevent the Closing or the completion and consummation of the transactions contemplated hereby.

                8.1.8   Opinion of Counsel

                At the request of Purchaser, Seller shall have delivered to Purchaser an opinion of recognized outside counsel covering such matters as Purchaser may require. Separate opinions shall not be necessary for Closings that occur after the execution of this Agreement.

                8.1.9   Releases

                Prior to or contemporaneously with the payment of the Purchase Price, Seller shall or shall have caused to be filed all releases or termination statements with respect to any preexisting Liens on the Assets except with respect to Excluded Assets and Permitted Liens, and taken all such other actions as may be required to release and terminate such Liens that are consistent with the quality of title required hereby.

                8.1.10  Defaults

                No material breach or default or event of default shall have occurred and be continuing under the Lease Documents.

                8.1.11  Insurance

                Seller has caused or will cause to be performed any and all acts required to assign to Purchaser its rights under the insurance policy as they relate to the Lease, and the related Equipment, sold to Purchaser.

        8.2     Seller's Obligation.

        The obligation of Seller to consummate a Closing hereunder shall be subject to the satisfaction of the following conditions:

                8.2.1   Representations and Warranties

                The representations and warranties of Purchaser contained in this Agreement and of Purchaser contained in each of the Seller Documents to which it is a party delivered in respect of a Closing, if applicable, shall be true and correct in all material respects on and as of the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be correct on and as of such earlier date).

                8.2.2   Covenants and Agreements

                Purchaser shall have performed and complied, in all material respects, with all of its obligations under this Agreement and each of the Seller Documents to which it is a party that are to be performed or complied with by it on or prior to the Closing Date.

                8.2.3   Documents

                Any and all documents delivered by Purchaser to Seller in connection with a Closing and the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to Seller and Seller's counsel.

                8.2.4   Authority; Incumbency

                Purchaser shall have delivered to Seller a resolution of its Board of Managers authorizing the transactions contemplated by the Closing, together with an incumbency certificate regarding the incumbency and authority of the officers of Purchaser in connection with the transactions contemplated by the Closing. Separate resolutions and incumbency certificates shall not be required for Closings that occur after the execution of this Agreement.

                8.2.5   Approvals

                All required licenses, approvals, consents and notifications necessary in respect of the execution and delivery of the documents to be delivered by Purchaser and the transactions contemplated hereby shall have been obtained or made, and executed or certified copies shall have been delivered to Seller.

                8.2.6   Proceedings

                No action or proceeding shall have been instituted nor shall any action or proceeding be threatened before any Governmental Authority at the time of the Closing Date to set aside, restrain, enjoin or prevent the execution and delivery of the Closing or the completion and consummation of the transactions contemplated hereby.

                8.2.7   Purchase Price

                Purchaser shall have paid to Seller or such other Person designated by Seller the Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

                8.2.8   Resale Exemption.

                If applicable, Purchaser shall have (i) delivered to Seller a resale exemption certificate or the like as and for each jurisdiction in which a lessee or related Equipment is located or pursuant to which Seller foreseeably may or could have sales or other similar tax liability in connection with the transactions contemplated at the Closing, or (ii) paid any such tax, or (iii) paid over to Seller an amount equal to any such liability.

                8.2.9   Certificate of Purchaser

                Seller shall have received a certificate of Purchaser signed by a duly authorized officer of Purchaser, dated the Closing Date, certifying as to the fulfillment, on the Closing Date, of the conditions specified in Sections
8.2.1 and 8.2.2.

                9.      COVENANTS OF PURCHASER.

                Purchaser hereby covenants and agrees as follows:

                9.1 Delivery of Items at Closing. Purchaser will timely deliver to Seller the items which it is obligated to deliver to Seller.

                9.2 Return of Documents. If for any reason a Closing under this Agreement does not occur, Purchaser shall return all documents received from Seller and shall keep confidential any information supplied by Seller with respect to the proposed Closing pursuant to the terms of this Agreement. The foregoing does not apply to information readily ascertainable from public or published information or trade sources.

                9.3 Access to Documents. From and after the Closing Date, Purchaser shall, upon request, provide Seller with copies of the books and records pertaining to the Leases and Warrants to allow Seller to gather information needed for: (a) determining the status of the Leases and Warrants;
(b) the preparation of tax returns; (c) compliance with any governmental orders or regulations; and (d) the defense or prosecution of claims. In addition, to the extent necessary or appropriate, and at reasonable times and locations, Purchaser will make available for inspection by Seller the originals of such books and records.

        9.4 Assumption of Obligations Under Leases. On the Closing Date with respect to particular Leases, Purchaser shall assume the obligations of the Lessor under the Leases including, but not limited to, the following: (a) to the extent provided under the Leases, and to the extent Seller has assigned a security deposit to Purchaser, Purchaser shall return security deposits it receives to the Lessees; (b) Purchaser shall allow the Lessees to purchase Equipment, if so provided in the applicable Leases; (c) Purchaser shall allow the Lessees to use the Equipment in the manner provided in the Leases; (d) Purchase shall act with respect to the Equipment as provided in the Leases; (e) Purchaser shall give notices to lessees as required by the Leases; (f) Purchaser shall comply with any confidentiality requirements that exist in the Leases; and
(g) Purchaser shall allow the Lessees to prepay the Leases under the terms and conditions specified in the Leases.

        9.5 Servicing by Purchaser. Purchaser, at its sole cost and expense, shall act as servicer for the Leases after the Closing Date, shall send the Notices of Assignment to the Lessees and shall send invoices to Lessees in a form as will adequately and accurately describe the Leases. After the Closing Date, Purchaser shall be responsible for all billing, collecting, accounting, tax reporting and remittances with respect to sales, use and personal property taxes for all Leases.

        9.6 Payments Due before Closing Date. Unless expressly agreed otherwise with respect to the sale of a particular Lease, Purchaser will hold in trust for Seller any payment due to Seller on any Lease prior to the Closing Date for such Lease that is received by Purchaser and, within three Business Days after receipt thereof, Purchaser shall remit such sum to Seller.

10.     INDEMNIFICATION

        10.1    Seller's Indemnity

        Seller hereby agrees to indemnify and hold Purchaser, its partners, officers, directors, managers, equity holders, employees, agents or attorneys, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, "Claims" and, individually, a "Claim"), resulting or arising from any breaches or inaccuracies in any certification, representation or warranty made by Seller in or pursuant to this Agreement or any of the Seller Documents to which Seller is a party or any failure or breach by Seller of any covenant, obligation, or undertaking made by Seller in this Agreement or any of the Seller Documents to which Seller is a party, except any such Claims resulting from Purchaser's gross negligence or willful misconduct.

        10.2    Purchaser's Indemnity

        Purchaser hereby agrees to indemnify and hold Seller, its partners, officers, directors, managers, equity holders, employees, agents or attorneys, harmless from and against any and all Claims resulting or arising from any breaches or inaccuracies in any certification, representation or warranty made by Purchaser in or pursuant to this Agreement or any of the Seller Documents to which Purchaser is a party or any failure or breach by Purchaser of any covenant, obligation, or undertaking made by Purchaser in this Agreement or any of the Seller Documents to which Purchaser is a party, except any such Claims resulting from Seller's gross negligence or willful misconduct.

        10.3    Claims

        (a) In the event that a party (the "Indemnified Party") desires to make a claim against the other party hereto (the "Indemnifying Party") under this Section 10 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party for which the Indemnified Party may seek indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party of such Claim and of the Indemnified Party's claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim and shall be entitled to fully assume the defense of such Claim, and in the case of such an assumption upon written notice to the Indemnified Party of its intention to do so, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim, provided that no such settlement impose on the Indemnified Party any cost, expense or liability which the Indemnifying Party is not indemnifying under
Section 10 hereof. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (a) the employment thereof has been specifically authorized by the Indemnifying Party, (b) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnifying Party that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnifying Party has failed to assume the defense of such action in accordance herewith and employ counsel reasonably satisfactory to the Indemnified Party.

        (b) In the event of any Claim under this Section 10, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. With respect to a liquidated Claim, if within thirty days after receiving written notice from the Indemnified Party, the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof within ten days after the expiration of such period.

        10.4    Jurisdiction

                (a) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

                (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        10.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.     MISCELLANEOUS

        11.1    Expenses

        All expenses (except for those expenses which are part of the Purchase Price as set forth in Section 3 or which are covered by a particular party's indemnity as set forth in Section 9) of the preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, attorneys', accountants', and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

        11.2    Communications

        All notices, demands and other communications hereunder shall be in writing or by written telecommunications, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunications, receipt confirmed, as follows:

                If to Purchaser, to:

                CIT Venture Leasing Fund, LLC
                650 CIT Drive
                Livingston, NJ  07030
                Attention:  Larry Scherzer
                Fax: (973) 422-5871
                Telephone: (973) 422-5835

                With a copy to:

                CIT Venture Leasing Fund, LLC
                650 CIT Drive
                Livingston, NJ  07039
                Attention: William C. Carey, Esq.
                Fax: (973) 422-5871
                Telephone:  (973) 422-5810

                If to Seller, to:

                Zhone Technologies, Inc.
                Zhone Way
                7001 Oakport Street
                Oakland, CA  94621
                Attention:  Chris Baker
                Fax:  (510) 777-7001
                Telephone:  (510) 777-7489

        11.3    Entire Agreement and Amendment

        This Agreement, together with the Schedules and Exhibits attached hereto contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

        11.4    Governing Law

        THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, EFFECT AND PERFORMANCE.

        11.5    Sections and Section Headings

        All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

        11.6    Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto.

        11.7    Survival of Representations and Warranties

        The representations and warranties of the parties hereto contained in this Agreement and the attachments hereto, together with the transactions contemplated hereby, shall survive each Closing and the consummation of the transactions contemplated hereby.

        11.8    Counterparts

        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.9    Further Assurances

        The parties hereto agree to execute and deliver, or to be caused to be executed and delivered, such further instruments or documents and to take such other action as may be reasonably required to carry on the transactions contemplated herein.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as an instrument under seal as of the date and year first above written.


                                           PURCHASER:

                                           CIT VENTURE LEASING FUND, LLC


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------


                                           SELLER:

                                           ZHONE TECHNOLOGIES, INC.


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                    EXHIBIT A

                               SCHEDULE OF ASSETS
                        Dated as of _______________, 200_

                    Pursuant to the Master Purchase Agreement
                       (the "Master Purchase Agreement"),
                     Dated as of December 22, 2000, between
                     Zhone Technologies, Inc. ("Seller") and
                   CIT Venture Leasing Fund, LLC ("Purchaser")

        All capitalized terms used herein and not otherwise expressly defined herein shall have the meanings ascribed to them in the Master Purchase Agreement.

Lease:


Equipment:


Due Date of First Payment by Lessee under Lease:


Warrants:

Date of Origination of Lease:


Date Commitment Letter Received by Purchaser:


Name of Originating Party:


Location of Lessee:


Proposed Closing Date:


Purchase Price:  $______________


                        [Set forth on an attachment to this Schedule is the calculation by which the Purchase Price and Reserve Pool Allocation has been determined.]


Reserve Pool Allocation:  $_____________


                        [Set forth on an attachment to this Schedule is the calculation by which the Purchase Price and Reserve Pool Allocation has been determined.]

Other Information:

The undersigned hereby certifies that the transaction described herein meets the Underwriting Guidelines or, if it does not do so, the discrepancies are set forth below:

         _____________________________________________________________________

         _____________________________________________________________________

         _____________________________________________________________________

The undersigned hereby further certifies as to the fulfillment, on the date hereof and on the Closing Date, of the conditions set forth in Sections 8.1.1,
8.1.2 and 8.1.10 of the Master Purchase Agreement and the truth and accuracy of all of the foregoing information.

                                           SELLER:

                                           ZHONE TECHNOLOGIES, INC.


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                    EXHIBIT B

                          TO MASTER PURCHASE AGREEMENT
                          DATED AS OF DECEMBER 22, 2000
                                     BETWEEN
                            ZHONE TECHNOLOGIES, INC.
                                       AND
                          CIT VENTURE LEASING FUND, LLC

                                  Bill of Sale

        KNOW ALL MEN BY THESE PRESENTS THAT ZHONE TECHNOLOGIES, INC., a Delaware corporation ("Seller"), for good and valuable consideration paid to it by CIT Venture Leasing Fund, LLC, a limited liability company formed under the laws of the State of Delaware ("Purchaser"), does hereby grant, bargain, sell, convey, transfer, assign and deliver unto Purchaser, its successors and assigns, all right, title and interest in and to the equipment (the "Equipment") described on the schedule attached hereto.

        TO HAVE AND TO HOLD all and singular the Equipment unto Purchaser, its successors and assigns, to its and their own use and behalf forever.

        EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ON THE SCHEDULE ATTACHED HERETO, SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE SELECTION, QUALITY OR CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THE OPERATION OR PERFORMANCE OF THE EQUIPMENT OR THE MAINTENANCE THEREOF OR PATENT INFRINGEMENT OR THE LIKE. THE EQUIPMENT IS BEING SOLD "AS IS" AND "WHERE IS" WITH ALL FAULTS. PURCHASER ACKNOWLEDGES THAT IT HAS MADE THE SELECTION OF THE EQUIPMENT BASED ON ITS OWN JUDGMENT.

        Seller, for itself, its successors and assigns, does hereby represent and warrant to and covenant with Purchaser that at the time of the sale evidenced hereby, Seller has and hereby conveys to Purchaser good and marketable title to all the Equipment, free and clear of all liens and encumbrances (except any lease to which the Equipment is subject and any liens and encumbrances permitted pursuant to the terms thereof).

        This instrument shall be governed and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as an instrument under seal this ______ day of ______________, 200_.


                                           SELLER:

                                           ZHONE TECHNOLOGIES, INC.


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                    EXHIBIT C

                          TO MASTER PURCHASE AGREEMENT
                          DATED AS OF DECEMBER 19, 2000
                                     BETWEEN
                            ZHONE TECHNOLOGIES, INC.
                                       AND
                          CIT VENTURE LEASING FUND, LLC

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                                     (Lease)

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of the ____ day of _______________ 200_, between Zhone Technologies, Inc., a corporation formed under the laws of the State of _______________ ("Assignor") and CIT Venture Leasing Fund, LLC, a limited liability company formed under the laws of the State of Delaware ("Assignee").

                                R E C I T A L S:

        WHEREAS, Assignor has committed to sell certain assets (the "Transferred Assets") to Assignee pursuant to that certain Master Purchase Agreement, dated as of December 19, 2000 (the "Master Purchase Agreement") by and between Assignor and Assignee;

        WHEREAS, the Transferred Assets include all of Assignor's right, title and interest in and to a certain equipment lease, a copy of which is attached as
Exhibit 1 hereto (the "Lease");

        WHEREAS, the parties hereto desire to effect (a) the transfer by Assignor to Assignee of all of the right, title and interest of the Assignor in, under and with respect to the Lease, together with the Financing Documents related thereto and (b) the assumption by Assignee of the obligations of Assignor accruing thereunder from and after the date hereof.

        NOW, THEREFORE, it is hereby agreed as follows:

        1. Definitions. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Master Purchase Agreement.

        2. Assignment. Effective as of the date hereof (the "Cut-off Date"), Assignor does hereby sell, convey, assign, transfer and set over, unto Assignee all of its right, title and interest in, under and with respect to the Lease and the Equipment subject thereto, together with all related Financing Documents, but excluding any rights to indemnity relating to periods prior to the Cut-off Date.

        3. Assumption. Assignee hereby undertakes all of the duties and obligations of Assignor under the Lease and related Financing Documents which arise on and after the Cut-off Date.

        4. Representations and Warranties of Assignor. Assignor, in order to induce Assignee to enter into this Agreement, hereby represents and warrants to Assignee that the Lease, together with this Agreement and the Notice and Acknowledgment of Assignment, represent the entire agreement, effective as of the date hereof, between Assignor, as lessor, and lessee, as lessee, with respect to the leasing of the Equipment; that of the only duplicate originals of the Lease, one has been delivered to the lessee and any other originals thereof will be delivered to Assignee promptly after the Closing (as defined in the Master Purchase Agreement); that the Lease is in full force and effect, without modification or amendment, except for the documents set forth above; that to the best of Assignor's knowledge, no event of default or event which with the passage of time or the giving of notice or both would constitute an event of default has occurred and is continuing thereunder; that the rents payable under the Lease are not subject to any defenses, set-offs or counterclaims which are solely the result of any act or omission on the part of Assignor; that Assignor has not received any prepayments of rent or other amounts from lessee under the Lease and other than as noted on Schedule of Assets there is no Lien on the rents payable under the Lease; and that as of the date hereof there are no sales taxes or other governmental charges due with respect to the Equipment other than those payable by lessee under the Lease and excluding any taxes that are based on or measured by the net income of lessor under the Lease.

        5.      Indemnity.

             (a) Assignee shall indemnify and hold Assignor harmless from and against any and all Claims arising under the Financing Documents to the extent such Claims arise on or after the Cut-off Date, except for Claims resulting from Assignor's gross negligence or willful misconduct.

             (b) Assignor shall indemnify and hold Assignee harmless from and against any and all Claims arising under the Financing Documents to the extent such liabilities or obligations arise prior to the Cut-off Date, except for Claims resulting from Assignee's gross negligence or willful misconduct.

        6. Miscellaneous. This Agreement shall be governed and interpreted under the laws of the State of New York. Except to the extent expressly inconsistent with any term or provision hereof, this instrument shall be subject to the terms and provisions of the Master Purchase Agreement.

        IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed under seal as of the date above written.

                                           ASSIGNOR:

                                           ZHONE TECHNOLOGIES, INC.


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                           ASSIGNEE:


                                           CIT VENTURE LEASING FUND, LLC

                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                    EXHIBIT D
                              REMARKETING AGREEMENT

        This Remarketing Agreement (the "Agreement"), dated as of December 22, 2000, is entered into by and between ZHONE TECHNOLOGIES, INC., a Delaware corporation, having its principal office and place of business at 7001 Oakport Street, Oakland, CA 94261 ("Seller"), and CIT VENTURE LEASING FUND, LLC, a Delaware limited liability company having its principal office and place of business at 650 CIT Drive, Livingston, New Jersey 07039 ("Purchaser").

1.      Background.

        Purchaser and Seller are parties to a Master Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which Purchaser agrees from time to time, subject to the terms and conditions of the Purchase Agreement, to acquire from Seller certain equipment described therein (the "Equipment"). The Equipment is, or will be, leased to third parties (collectively, "Lessees," and individually, a "Lessee") pursuant to individual leases (collectively, the "Leases," and individually, a "Lease") for a term set forth in the applicable Lease (the "Lease Term").

2.      Definitions.

        "Lease Proceeds" means with respect to any Equipment that is re-leased hereunder, the aggregate amount of the payments that are to be made by the lessee under such re-lease, determined as of the date of such re-lease, including any mandatory purchase price payment at the end of the lease term, with the lease payments discounted to present value at the rate of five_ percent (5%) per annum.

        "Off-Lease Equipment" means Equipment purchased pursuant to the Purchase Agreement for which (i) the Lease Term relating thereto has expired and for which monthly rental is not being paid, or (ii) the Lease has been terminated for any reason whatsoever, or (iii) the Lease or applicable law permits removal and Remarketing because of a Lessee's default under the Lease; and in any such event neither a new lease for the Equipment has become effective nor a sale of the Equipment pursuant hereto has occurred.

        "Remarket" and "Remarketing" means to re-lease or sell Off-Lease Equipment and shall include, in addition, shipping, packing, refurbishing, reconditioning, installation, training, insuring and other activities essential to re-leasing or selling Off-Lease Equipment.

Unless the context otherwise indicates, all capitalized terms not defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

3.      Remarketing.

(a) Purchaser appoints Seller as its exclusive agent for Remarketing all Equipment purchased by Purchaser from time to time pursuant to the Purchase Agreement. Upon written notice from Purchaser to Seller delivered within thirty
(30) days of an item (or items) of Equipment purchased by Purchaser pursuant to the Purchase Agreement becoming Off-Lease Equipment, Seller agrees to use reasonable efforts to Remarket such

Equipment to a new lessee or potential purchaser. Seller shall act as Remarketing agent for as long as Purchaser owns any Equipment that has been purchased in accordance with the terms of the Purchase Agreement. Seller agrees to implement and maintain a formal used equipment sales program to provide for the Remarketing of Equipment as required by this Agreement.

(b) If Equipment becomes Off-Lease Equipment for any reason, including the default of the Lessee, Seller agrees that, subject to payment by Purchaser of the costs and fees to be paid to Seller pursuant to Section 4 of this Agreement, it will retrieve the Equipment on behalf of Purchaser, store it until it is Remarketed, cosmetically refurbish it to place it in marketable condition, and sell or lease it as used equipment at used equipment retail prices (as reasonably determined by Seller) on behalf of Purchaser, all at Purchaser's expense. Seller agrees that all Off-Lease Equipment shall be provided with a standard warranty for used equipment (on terms and conditions determined by Seller in its reasonable discretion) at Seller's expense for the benefit of any subsequent lessee or purchaser of the Remarketed Equipment.

(c) If Purchaser determines that it is in its best interests to Remarket the Equipment itself, then Purchaser shall have the option to do so on its own behalf upon prompt written notice to Seller, and Seller's obligations hereunder with respect to such Equipment shall thereafter cease. Seller's obligation to Remarket other Equipment shall not be diminished as a result of Purchaser's election to Remarket any item of Equipment. Seller shall not receive any Remarketing fee for Equipment Remarketed by Purchaser. Purchaser shall reimburse Seller for any costs incurred associated with the Remarketing of Equipment that is subsequently Remarketed by Purchaser.

(d) In connection with the Remarketing of Equipment, the parties shall execute a Remarketing Schedule in substantially the form set forth as Exhibit A which sell set forth a description of the Equipment, date available for Remarketing, Seller's fees and any other Remarketing terms.

(e) As Purchaser's agent, Seller will promptly prepare and arrange for the execution of commercially standard documentation for the sale or re-lease of the Off-Lease Equipment, the terms and conditions of which shall be within the sole and reasonable discretion of Seller. Purchaser hereby appoints Seller its agent to execute on its behalf the sale and/or re-lease documents in connection with the accepted sale and/or re-lease of the Off-Lease Equipment. Purchaser shall be responsible for billing and collecting those amounts attributable to such sale or re-lease from the purchaser or lessee, including all applicable taxes. Additionally, Purchaser shall be responsible for the filing of all sales, use and property tax returns relating to the Off-Lease Equipment.

        Purchaser shall use its best efforts to timely invoice and collect the proceeds relating to the Off-Lease Equipment and shall promptly remit to Seller those fees and reimbursable costs set forth in Section 4.

4.      Fees and Reimbursement of Costs.

        The fees established below are based on current market value for similar services.

(a) For all Equipment Remarketed by Seller, pursuant to a defaulted Lease, Seller shall receive a Remarketing fee in the amount of three percent (3%) of the Off-Lease Equipment selling price received by Purchaser, or in the case of a re-lease of a defaulted Lease, three percent (3%) of the Lease Proceeds thereof. In connection with the remarketing of Equipment subject to a defaulted Lease, the proceeds of any such Remarketing efforts, less Seller's fees and costs, shall be remitted to Purchaser and credited 100% to the Reserve Loss Pool.

(b) In connection with the remarketing of a Lease that has been paid off in full, the parties shall share equally (i.e. 50/50) in the net proceeds thereof.

(c) The cost of Remarketing, including, but not limited to, the costs of installation and de-installation, maintenance and servicing, refurbishment, storage, transportation, insurance, taxes, and other similar costs and expenses shall be paid by Purchaser from time to time as such services are provided by Seller, provided that any such costs greater than ten percent (10%) of the Off-Lease selling price shall first be offset against Seller's Remarketing Fee. Such costs shall not include any sales or leasing commissions paid by Seller or any of Seller's overhead costs.

(d)     In calculating the fees earned by Seller pursuant to paragraphs (a) and
(b) above, the costs and expenses incurred by Seller, and reimbursed to Seller by Purchaser, in Remarketing the Equipment, shall be deducted from the sales price or Lease Proceeds, as the case may be, in calculating such commission.

5.      Representations of Seller.

Seller, by its acceptance hereof, represents, warrants, covenants and agrees with Purchaser as follows:

                (a) It has full power and authority to take all actions required or permitted to be taken by it or under, and to perform and observe the covenants and agreements on its part contained in, this Agreement.

                (b) This Agreement has been duly authorized, executed and delivered by Seller.

                (c) This Agreement constitutes Seller's legal, valid and binding obligations, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally.

                (d) Seller will use its reasonable efforts to Remarket the Equipment pursuant to this Agreement.

6.      Representations of Purchaser.

Purchaser, by its acceptance hereof, represents, warrants, covenants, and agrees with

Seller as follows:

                (a) It has full power and authority to take all actions required or permitted to be taken by it or under, and to perform and observe the covenants and agreements on its part contained in this Agreement.

                (b) This Agreement has been duly authorized, executed and delivered by Purchaser.

                (c) This Agreement constitutes Purchaser's legal, valid and binding obligations, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally.

                (d) Purchaser will cooperate with Seller in Remarketing the Equipment.

7.      Conditions To Remarketing Agent's Obligations.

The obligations of Seller under this Agreement have been undertaken in reliance on, and shall be subject to, the due performance by Purchaser of its obligations and agreements to be performed hereunder and to the accuracy of and compliance with the representations, warranties, covenants and agreements of Purchaser contained herein, on and as of the date of execution of this Agreement.

8.      Miscellaneous.

(a) Successors and Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding and enforceable upon, their respective successors, assigns and transferees of either party hereto. If Purchaser sells or assigns any of its interest in the Equipment and Leases, it may also assign this Agreement or its obligations hereunder by giving written notice of such assignment to Seller. Seller may assign this Agreement to a party of its choosing only upon Purchaser's prior written consent, given in its sole discretion. Any assignee of part or all of Purchaser's interest hereunder shall take "subject to" Seller's rights hereunder.

(b) Notices. Any notice, request or other communication to either party by the other hereunder shall be given in writing and shall be deemed given on the date the same is mailed by certified mail, return receipt requested, postage prepaid and addressed to the party for which it is intended at the address set forth at the head of this Agreement together with a copy thereof to one additional addressee (if previously designated by the party to receive the notice hereunder). The place to which notices or copies of notices are to be given to either party may be changed from time to time by such party by written notice to the other party.

(c) Governing Law. This Agreement shall be governed by and interpreted under the law of the State of California applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof.

(d) Captions. Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(f) Amendments. This Agreement may be amended or varied only by a document in writing executed by Purchaser and Seller.

(g) Attorney's Fees. If either party hereto institutes legal proceedings against the other party hereto alleging a breach of this Agreement, the losing party shall be responsible for and shall pay the reasonable attorney's fees of the prevailing party.

IN WITNESS WHEREOF, the Purchaser and Seller have executed this Agreement to be effective as of the day and year first above written.

ZHONE TECHNOLOGIES, INC.


By:
    ----------------------------

Title:
       -------------------------

CIT VENTURE LEASING FUND, LLC


By:
    ----------------------------

Title:
       -------------------------

                                    EXHIBIT E

                          TO MASTER PURCHASE AGREEMENT
                          DATED AS OF DECEMBER 22, 2000
                                     BETWEEN
                            ZHONE TECHNOLOGIES, INC.
                                       AND
                          CIT VENTURE LEASING FUND, LLC

                     NOTICE AND ACKNOWLEDGMENT OF ASSIGNMENT

                                                     ______________, 200_

[Lessee's Name and Address]

Attn:   _____________________

        Re:     _________________________________(the "Lease Schedule") to
                ______________________________ dated as of ________________ (as incorporated into the Lease Schedule, the "Lease") between Zhone Technologies, Inc. ("Lessor") and _______________________
                ("Lessee") relating to certain equipment (the "Equipment")

Ladies and Gentlemen:

                The undersigned hereby give Lessee notice, and Lessee hereby acknowledges receipt of such notice, that Lessor has sold the Equipment to CIT Venture Leasing Fund, LLC ("Purchaser") and assigned the Lease to Purchaser all as of the date hereof. Lessee hereby agrees that from and after the date hereof, until written notice to the contrary from Purchaser, all payments of rent and other sums now or hereafter becoming due pursuant to the Lease shall be paid directly to Purchaser as follows:

                               [Name and Address]

        In order to induce Lessee to execute this Notice and Acknowledgment of Assignment, Purchaser hereby confirms and agrees that it shall be bound by the terms and provisions of the Lease with respect to Lessee's quiet enjoyment.

        In recognition of the undersigned's reliance upon this letter, by its execution hereof, Lessee hereby represents, warrants, covenants and agrees as follows:

        1. The Lease is in full force and effect on the date of execution of this instrument.

        2. A true, correct and complete copy of the Lease is annexed hereto as Exhibit 1. Any further modification, termination, amendment or supplement to the Lease, or settlement of amounts due thereunder, shall be ineffective without Lessee's prior written consent.

        3. Lessee has executed only one (1) original counterpart of the Lease, denominated as counterpart no. 1.

        4. All of the information contained in the Rental Schedule, including schedules and exhibits thereto, is true, accurate and complete.

        5.      No Event of Loss has occurred with respect to the Equipment.

        6. Lessee's obligations to make payments under the Lease are absolute and unconditional and are not subject to any deductions, abatement, set-off, defense or counterclaim for any reason whatsoever.

        7. Lessee has not prepaid any rents under the Lease and there are ________________ monthly rental payments of $ ___________
                outstanding.

        8.      No Default under the Lease has occurred and is continuing.

        9. Lessee acknowledges and agrees that from and after the date hereof Lessee will deliver copies of all notices and other communications desired to be given or made by it under the Lease to Purchaser at the address of Purchaser as set forth below.

        10. Lessee has not received notice of a prior sale, transfer, assignment, hypothecation or pledge by Lessor of the Lease or any rights therein that is presently effective, including the rent reserved thereunder.

        11. Lessee shall promptly cause Purchaser to be added as an additional insured and loss payee on any and all insurance required for the benefit of Lessor under the Lease relating to the Equipment.

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

        If you are in agreement with the terms and provisions hereof, please execute the enclosed copies of this letter in the space indicated.

                                          Very truly yours,

                                          ZHONE TECHNOLOGIES, INC., as Lessor


                                          By:
                                              ---------------------------------

                                          Its:
                                               --------------------------------

                                          CIT VENTURE LEASING FUND, LLC, as
                                          Purchaser


                                          By:
                                              ---------------------------------

                                          Its:
                                               --------------------------------

                                          Address: CIT Venture Leasing Fund, LLC
                                                   650 CIT Drive
                                                   Livingston, NJ  07039

                                                   Attention:  Larry Scherzer
                                                   Fax: (973) 422-5871
                                                   Telephone:  (973) 422-5835

ACKNOWLEDGED AND AGREED:

_______________________________, as Lessee

By:
    ----------------------------

Its:
     ---------------------------

                                    EXHIBIT F

[LOGO OF ZHONE]

Tier 1 is for established investment grade companies, or companies whose credit would qualify under normal industry credit standards. Tiers 2 through 4 represent lease transactions that will be classified as full payment leases and generally identified by the criteria set forth below:

                                    CRITERIA:

TIER 2
                                        Investors in the Company include a
                                        prominent, "Tier 1" type venture capital firm.

    2   Experienced Management Team     The management team of the company is in
                                        place and includes the following:
                                           -   management experience in this
                                               sector, at a senior level
                                           -   experience in working with start
                                               up companies
                                           -   experience in raising money
                                           -   experience in marketing
                                        Additionally, the Company's board
                                        includes a partner from the lead VC.

    3.  Market position                 The Company maintains a leading market
                                        position in their sector or
                                        geographically in the area that they
                                        serve. Based on their position, should
                                        they run into difficulty, it is
                                        reasonable to assume that they would be
                                        acquired by a competitor as opposed to
                                        going out of business. The company does
                                        not have any weakness in its key
                                        customer or supplier base.

    4.  Network architecture            The company's network is in place and
                                        operational.

    5.  Performance to plan             The company is meeting expectations.

    6.  Time in business/pay history    The Company has been in business at
                                        least two years and has a clean credit
                                        history to date.

    7.  Financing raised                The Company has been successful in
                                        raising financing, has raised a minimum
                                        of two rounds of equity, and has a
                                        valuation based on its' last round of
                                        financing of at least $50,000,000.

    8.  Other Financing raised          The Company has been successful in
                                        raising lease

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

                                        debt to finance other equipment
                                        purchases. This may come from 3rd party
                                        financing sources or other vendors.

    9.  Liquidity                       The Company maintains cash on its
                                        balance sheet sufficient to cover its
                                        "cash burn rate" for the next Twelve
                                        (12) months based on its plan. The
                                        Company has a minimum Quick Ratio of
                                        1:1. (Cash Burn shall be defined as the
                                        summation of i) net income, excluding
                                        any non-recurring charges, plus
                                        depreciation, amortization and any other such non-cash charges plus; ii) projected debt service over the coming
                                        12 month period plus; iii) actual
                                        capital expenditures. All of the
                                        foregoing should be measured over a
                                        financial period of not less than six
                                        months and normalized to a monthly
                                        amount. The sum shall be divided into
                                        the current cash position as of the same period financial statement to yield the number of months of remaining cash.)

    10. Revenue Generation              The Company has a diversified revenue
                                        stream and has been generating revenues
                                        for at least 1 year. The company is
                                        projecting to be EBITDA positive in 12
                                        months.

    11. Outstanding Litigation          There is no outstanding litigation that
                                        would impair the Company's ability to
                                        execute on its business plan or be
                                        unsuccessful in raising any additional
                                        capital if needed.

    12. Critical use equipment          The equipment being supplied is critical
                                        to the ongoing operations of the
                                        Company.

TIER 3

    1.  Investors in the Company        Investment comes from a VC firm dot
                                        rated as a Tier1 VC

    2.  Experienced Management Team     The management team of the company is in
                                        place and includes some but not all of
                                        the following:
                                           -   management experience in this
                                               sector, at a senior level
                                           -   experience in working with
                                               start up companies
                                           -   experience in raising money
                                           -   experience in marketing
                                        Board representation by the VC is
                                        desirable but not a requirement.

    3.  Market position                 The Company's position in the market is
                                        not dominant as a Tier 2 Company's. The
                                        Company has established presence and
                                        given the size of the market has a
                                        reasonably good chance of maintaining
                                        market share. Additionally, the
                                        Company's product/service or customer
                                        base is of value to a competitor so that should they run into difficulty, it is reasonable to assume that the company may be a candidate for acquisition by a competitor, as opposed to going out of business.

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

    4.  Network architecture            The Company's network design is in place
                                        and they are currently building out.

    5.  Performance to plan             The Company is meeting expectations

    6.  Time in business/pay history    The Company has been in business for at
                                        least one year and may have some
                                        slowness in their payment history, (but
                                        not chronic), nor is there evidence of a payment default.

    7.  Financing raised                The Company has been successful in
                                        raising financing, has raised at least
                                        one or two rounds of financing, and has
                                        a valuation based on its' last round of
                                        financing of at least $25,000,000 The
                                        Company has a minimum Quick Ratio of
                                        1.5:1

    8.  Other Financing raised          The Company has been successful in
                                        raising lease debt to finance other
                                        equipment purchases. This may come from
                                        3rd party financing sources or other
                                        vendors.

    9.  Liquidity                       The Company maintains cash on its
                                        balance sheet to cover its cash burn for the next nine months based on its plan
                                        Additionally, there are strong
                                        assurances that additional financing
                                        will be raised as needed.

    10. Revenue Generation              The Company has been generating revenues
                                        for twelve months or less. The company
                                        has positive gross margins and is
                                        projecting to be EBITDA positive in 18
                                        months

    11. Outstanding Litigation          There is no outstanding litigation that
                                        would impair the Company's ability to
                                        execute on its business plan or be
                                        unsuccessful in raising any additional
                                        capital needed.

    12. Critical use equipment          The equipment being supplied is critical
                                        to the ongoing operations of the.

TIER 4

    1.  Investors in the Company        Investment comes from a Institutional or
                                        Accredited investors via a Private
                                        Placement Offering and/ or mandatory
                                        redeemable subordinated debt provided by a vendor or other source There is no recognized sources of Venture Capital.

    2.  Experienced Management Team     The management team of the company is
                                        either not fully in placed or lacks in
                                        at least half of the following areas:
                                           -   management experience in this
                                               sector, at a senior level
                                           -   experience in working with
                                               start up

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

                                               companies
                                           -   experience in raising money
                                           -   experience in marketing

    3.  Market position                 The Company's position in the market is
                                        not dominant, its presence is evolving
                                        and it has other, larger, recognizable
                                        competitors that it will have to compete with for sales. Based on this there are no assurances that should they run into difficulty they would be acquired by a competitor as opposed to going out of business.

    4.  Network architecture            The Company's network design is in place
                                        and they are preparing to build their
                                        network.

    5.  Performance to plan             The Company has not implemented its
                                        plan.

    6.  Time in business                The Company has been in business for
                                        less one year and may have a history of
                                        slowness in their payment history (but
                                        not chronic).

    7.  Financing raised                The Company has raised minimal financing
                                        to date. Is currently seeking financing
                                        actively in order to finance its
                                        operating plan and has a valuation of
                                        greater than $15,000,000.

    8.  Other Financing raised          The Company has either closed on or is
                                        negotiating terms for lease debt to
                                        finance other equipment purchases.

    9.  Liquidity                       The Company has at least six months cash
                                        on its balance sheet to cover its "cash
                                        burn", and has raised at least one round of equity (including Angel investors).
                                        Its aged accounts payable, in aggregate
                                        are in excess of 90 days but less than
                                        150 days and while there are plans for
                                        future equity to be raised there are no
                                        assurances that can be verified.

    10. Revenue Generation              The Company is not generating revenues
                                        but is negotiating the required
                                        interconnect agreements with revenue
                                        projected within the next twelve months

    11. Outstanding Litigation          There maybe outstanding litigation that
                                        would impair the Company's ability to
                                        execute on its business plan or be
                                        unsuccessful in raising any capital
                                        needed. In discussions with management
                                        there is a reasonable belief that the
                                        litigation will be settled.

    12. Critical use equipment          The equipment being supplied is of
                                        essential use to the Company

    * Characteristics of desirable Venture Capital firm.
        .    Firm has raised and managed at least two funds
        .    Funds have at least $ 50 Million Dollars under management

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

        .    The fund has at least 15% availability for follow on investments
        .    The managers of the fund have significant industry experience
        .    The fund raised capital from significant well experienced
             institutional investors
        .    The firm is well known in the industry and has a successful track record of funding companies in the industry

                                       50